SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                3Com Corporation
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      3.    Per unit price or other underlying value of transaction computed
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            the filing fee is calculated and state how it was determined):

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|_|   Fee paid previously with preliminary materials.

|_|   Check box if any part of the fee is offset as provided by Exchange Act
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      paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

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

                                   [LOGO](TM)
                                      3COM

                               5400 Bayfront Plaza
                       Santa Clara, California 95052-8145

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held September 28, 2000

To The Stockholders:

     Our Annual Meeting of Stockholders will be held on Thursday, September 28, 2000, at 10:30 a.m. at the 3Com facility located at 5400 Bayfront Plaza, Building 5, Santa Clara, California. The purpose of the meeting is to:

     1. Elect five (5) Class II directors to hold office for a two-year term.

     2. Approve an increase in the share reserve under the Company's 1984 Employee Stock Purchase Plan by 9,200,000 shares.

     3. Ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending June 1, 2001.

     4. Consider a stockholder proposal.

     5. Transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on August 9, 2000 are entitled to notice of, and to vote at, this meeting and any adjournments. For ten days prior to the meeting, any stockholder can examine a complete list of the stockholders entitled to vote at the meeting for any purpose germane to the meeting during ordinary business hours at our offices at 5400 Bayfront Plaza, Building 1, Santa Clara, California 95052.

                                             By Order of the Board of Directors,


                                             Mark D. Michael
                                             Secretary

August 28, 2000
Santa Clara, California

--------------------------------------------------------------------------------
          IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying post-paid envelope to assure that your shares are represented at the meeting.
          If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.
--------------------------------------------------------------------------------

                                3Com Corporation

                               5400 Bayfront Plaza
                       Santa Clara, California 95052-8145

                                 PROXY STATEMENT

     The Board of Directors of 3Com Corporation, a Delaware corporation ("3Com"), is soliciting the accompanying proxy for use at our Annual Meeting of Stockholders ("Annual Meeting") to be held on Thursday, September 28, 2000, at 10:30 a.m. local time or any adjournment, for the purposes set forth in the accompanying Notice of Annual Meeting. The meeting will be held at our principal executive offices at 5400 Bayfront Plaza, Building 5, Santa Clara, California. Our telephone number is (408) 326-5000. The date of this Proxy Statement is August 28, 2000, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to our stockholders.

                               GENERAL INFORMATION

     Certain Financial Information. Please note that our financial statements and related information are included with our fiscal 2000 Annual Report to Stockholders, which is enclosed with this Proxy Statement.

     Voting Securities. Only stockholders of record as of the close of business on August 9, 2000 (the "Record Date") will be entitled to vote at the meeting and any adjournment. As of the Record Date, there were 348,973,617 shares of 3Com's common stock issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of common stock is entitled to one vote on the proposals presented in this Proxy Statement for each share of stock held. There is no cumulative voting in the election of our directors.

     Solicitation of Proxies. We will pay the cost of soliciting proxies. In addition to soliciting stockholders by mail and through our regular employees, we will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in their names and will reimburse them for their reasonable, out-of-pocket costs. We may use our officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation. We have also retained Corporate Investor Communications, Inc. to assist in obtaining proxies for the Annual Meeting from brokers, nominees of stockholders and institutional investors. The estimated fee for such services, which is not contingent on the outcome of the voting, is $9,000 plus out-of-pocket expenses.

     Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies through the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If you do not indicate a choice on the proxy, your shares will be voted "FOR" all nominees, "FOR" the increase in shares under the Company's 1984 Employee Stock Purchase Plan, "FOR" the ratification of independent public accountants and "AGAINST" the stockholder proposal. The shares will be voted as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. See "Transaction of Other Business." A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by (i) delivering to 3Com's Secretary either a written instrument revoking the proxy or a duly executed proxy with a later date, or (ii) attending the meeting and voting in person.

     Quorum. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our common stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote on that matter at the Annual Meeting (the "Votes Cast").

     Abstentions. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Without controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     Broker Non-Votes. We will count broker non-votes in determining the presence or absence of a quorum for the transaction of business, but broker non-votes will not be counted for purposes of determining the number of Votes Cast on a particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.

     Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of 3Com's common stock by (i) each director and director-nominee of 3Com; (ii) the Chief Executive Officer and each other executive officer of 3Com included in the Summary Compensation Table; and (iii) all current executive officers and directors of 3Com as a group.

                                                                                                    Percent of
                                                                         Amount and Nature of      Common Stock
Name                                                                    Beneficial Ownership (1)   Outstanding
-----                                                                   ------------------------   ------------
Casey G. Cowell (2).................................................          4,659,781                 1.3
James E. Cowie (3)..................................................            337,898                 *
David W. Dorman (4).................................................            313,358                 *
Jean-Louis Gassee (5)...............................................            204,813                 *
Philip C. Kantz (6).................................................            586,603                 *
James R. Long (7)...................................................            144,813                 *
Jan Peters (8)......................................................            144,813                 *
Paul G. Yovovich (9)................................................          1,247,278                 *
William F. Zuendt (10)..............................................            706,996                 *
Eric A. Benhamou (11)...............................................          8,662,936                 2.4
Bruce L. Claflin (12)...............................................          4,574,835                 1.3
Ralph B. Godfrey (13)...............................................            842,292                 *
Edgar Masri (14)....................................................            842,340                 *
Christopher B. Paisley (15).........................................          2,404,976                 *
Janice Roberts (16).................................................          1,210,587                 *
All current directors and executive officers as a group (26 persons) (17)    22,578,547                 6.1

----------
 *Less than 1%.
(1) To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.
(2) Includes 2,896,262 shares subject to options held by Mr. Cowell that are exercisable within 60 days of the Record Date.
(3) Includes 337,898 shares subject to options held by Mr. Cowie that are exercisable within 60 days of the Record Date.
(4) Includes 180,813 shares subject to options held by Mr. Dorman that are exercisable within 60 days of the Record Date.
(5) Includes 144,813 shares subject to options held by Mr. Gassee that are exercisable within 60 days of the Record Date.
(6) Includes 569,599 shares subject to options held by Mr. Kantz that are exercisable within 60 days of the Record Date. Also includes 31,004 shares held in the Philip C. and Barbara J. Kantz Trust, Philip C. Kantz and Barbara J. Kantz, trustees.
(7) Includes 144,813 shares subject to options held by Mr. Long that are exercisable within 60 days of the Record Date.

(8) Includes 144,813 shares subject to options held by Ms. Peters that are exercisable within 60 days of the Record Date.
(9) Includes 1,224,878 shares subject to options held by Mr. Yovovich that are exercisable within 60 days of the Record Date.
(10) Includes 656,301 shares subject to options held by Mr. Zuendt that are exercisable within 60 days of the Record Date. Also includes 312,000 shares held in the Zuendt Family Trust, William F. Zuendt and Diane E. Zuendt, trustees.
(11) Includes 5,773,289 shares subject to options held by Mr. Benhamou that are exercisable within 60 days of the Record Date.
(12) Includes 1,606,945 shares subject to options held by Mr. Claflin that are exercisable within 60 days of the Record Date.
(13) Includes 138,778 shares subject to options held by Mr. Godfrey that are exercisable within 60 days of the Record Date.
(14) Includes 231,471 shares subject to options held by Mr. Masri that are exercisable within 60 days of the Record Date. Also includes 3,706 shares held in the Masri Family Trust, Edgar Masri and Sinikka Masri, trustees; and 2,091 shares held jointly by Edgar Masri, Elias Masri and Wadad Masri.
(15) Includes 1,559,067 shares subject to options held by Mr. Paisley that are exercisable within 60 days of the Record Date.
(16) Includes 516,871 shares subject to options held by Ms. Roberts that are exercisable within 60 days of the Record Date. Ms. Roberts served as Senior Vice President, Global Marketing and Business Development until June 2, 2000; she is no longer an employee of 3Com.
(17) Includes 19,745,370 shares subject to options held by 16 non-director executive officers and 10 directors that are exercisable within 60 days of the Record Date.

     As of the Record Date, we did not know of any person who is the beneficial owner of more than 5% of 3Com's common stock.

                              ELECTION OF DIRECTORS

     The number of directors authorized by 3Com's Bylaws is to be fixed by the Board of Directors. The exact number is currently fixed at ten. Our Bylaws provide that the directors shall be divided into two classes, with the classes of directors serving for staggered two-year terms. Class II currently has five members. A stockholder may not cast votes for more than five nominees. The five Class II directors to be elected at the Annual Meeting are to be elected to hold office until the fiscal 2002 Annual Meeting and until their successors have been elected and qualified.

     3Com's nominees for election at the Annual Meeting to Class II of the Board of Directors are Messrs. Benhamou, Cowie, Kantz, Long and Peters. If a nominee declines to serve or becomes unavailable for any reason (although the Board of Directors knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as the Board of Directors may designate.

Vote Required

     If a quorum is present and voting at the Annual Meeting, the five nominees for Class II director receiving the highest number of affirmative votes will be elected as Class II directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Nominees and Other Directors

     The following table sets forth the name and age of each nominee and each director of 3Com whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years and the period during which each has served as a director of 3Com. Each nominee is currently serving as a director of 3Com. There are no family relationships among any directors or executive officers.

Nominees for Election as Class II Directors for a Term Expiring in 2002

                                                                                               Director
      Name                       Principal Occupation During Past Five Years             Age    Since
----------------    ------------------------------------------------------------------   ---   --------
Eric A. Benhamou    Mr. Benhamou has been Chief Executive Officer since September 1990   44      1990
                    and served as President from April 1990 through August 1998. Mr.
                    Benhamou became Chairman of the Board of Directors in July 1994.
                    Mr. Benhamou served as 3Com's Chief Operating Officer from April
                    1990 through September 1990. From October 1987 through April 1990,
                    Mr. Benhamou held various general manage ment positions within
                    3Com. Mr. Benhamou serves as Chairman of the Board of Directors of
                    Palm, Inc., Chairman of the Board of Directors of Cypress
                    Semiconductor, Inc. and as a member of the Board of Directors of
                    Legato Systems, Inc. Mr. Benhamou is a member of President
                    Clinton's Information Technology Advisory Council.

James E. Cowie      Mr. Cowie has been a General Partner of Frontenac Company, a         45      1997
                    private equity investment firm, since 1989. Mr. Cowie served as a director of U.S. Robotics Corporation ("USR") from March 1994 until USR merged with and into 3Com in June 1997, at which time he became a director of 3Com.

                                                                                               Director
      Name                       Principal Occupation During Past Five Years             Age    Since
----------------    ------------------------------------------------------------------   ---   --------
Philip C. Kantz     Mr. Kantz has served on the 3Com Board since 1992. Since January     56      1992
                    1997 until his retirement in July 2000, he has been President,
                    Chief Executive Officer and a director of TAB Products Co., a provider of automated file management systems. He has also served as President, Chief Operating Officer and a director of Trans
                    Ocean Ltd., a privately held transportation equipment leasing company, from October 1995 to October 1996. In 1995, he served as
                    President and Chief Executive Officer of The Sandros Enterprise, a
                    private consulting firm. From February 1994 to January 1995, he served as President, Chief Executive Officer and a director of
                    Transcisco Industries, Inc., an industrial services company. From
                    October 1992 through September 1993, Mr. Kantz served as President and Chief Executive Officer of Genetrix, Inc. Mr. Kantz was
                    President and Chief Executive Officer of Itel Containers
                    International Corporation from 1988 through 1991. Previous to that position, he served as President of the Transportation and
                    Industrial Funding Corporation and Senior Vice President and
                    General Manager of GE Capital from 1986 to 1988. Mr. Kantz also serves as Chairman of the Board of Search Systems Corporation.

James R. Long       Mr. Long retired from his position as Executive Vice President of    57      2000
                    Nortel Networks, a global leader in telephony, data, wireless and wireline solutions for the Internet, on December 31, 1999. Mr.
                    Long had served in such position since 1994. Mr. Long also served as the President of Enterprise Solutions of Nortel Networks from
                    1997 through 1999, and as the President of Nortel World Trade, based in London and Hong Kong, from 1994 through 1997. He served as the Senior Vice President of Nortel's Asia Pacific Division
                    from 1992 through 1994. Mr. Long has held a variety of senior management positions for Rolm Company and IBM in both the United
                    States and abroad. Mr. Long also serves as a board member of NCR
                    Corporation and Symon Communications.

Jan Peters          Ms. Peters has been President and Chief Executive Officer of         49      2000
                    MediaOne, a leading broadband services and telecommunications provider, since 1997. From 1995 to 1997, she concurrently served as the Managing Director of One2One, a UK wireless joint venture owned by Cable & Wireless and MediaOne Group, as the President and
                    Chief Executive Officer of US WEST New Vector Group, Inc., a
                    telecommunications provider, and as the President of Wireless
                    Operations and Investments for US WEST Media Group, Inc., also a telecommunications provider. Ms. Peters served as the Chief
                    Operating Officer of US WEST New Vector Group, Inc., from 1994 to
                    1995. In 1992 through 1994, she served as the US WEST New Vector
                    Group, Inc. Vice President of Sales and Distribution. Ms. Peters
                    also serves as a board member of Mail-Well, Inc. and Primus
                    Knowledge Solutions, Inc.

Incumbent Class I Directors Serving for a Term Expiring in 2001

                                                                                               Director
      Name                       Principal Occupation During Past Five Years             Age    Since
----------------    ------------------------------------------------------------------   ---   --------
Casey G. Cowell     Mr. Cowell has been a private investor since June 1997. Mr. Cowell   47      1997
                    co-founded U.S. Robotics Corporation ("USR"), a leading modem manufacturer, in 1976. From 1978 until USR merged with and into
                    3Com in June 1997, Mr. Cowell served as Chairman of the Board,
                    Chief Executive Officer and a director of USR. He also served as
                    President of USR from 1987 until January 1997. Mr. Cowell served as Vice Chairman of 3Com in 1997. Mr. Cowell is also a director of
                    CDW Computer Centers, Inc., Xor, Inc., JobsOnline.com, Save.com
                    and Curious Networks.

David W. Dorman     Mr. Dorman has been Chief Executive Officer of Concert, the          46      1995
                    AT&T-B.T. Global Venture, a global e-commerce service, since April
                    1999. Prior to that he served as Chief Executive Officer and
                    President of PointCast, Inc., an Internet news service, from
                    November 1997 through April 1999, and as Chairman of PointCast,
                    Inc. from November 1997 through February 1998. Mr. Dorman served as Executive Vice President of SBC Communications, Inc. ("SBC"), a
                    diversified telecommunications company, from August 1997 to
                    November 1997. Mr. Dorman had been President and Chief Executive
                    Officer of Pacific Bell Corporation since July 1994, and Chairman since March 1996 until Pacific Bell Corporation, a leading telecommunications company, was acquired by SBC in August 1997.
                    Prior to that, Mr. Dorman was associated with Sprint Corporation for 13 years, during which time he held several management positions, most recently as President of Sprint Business Services from 1993 to 1994. Mr. Dorman is also a director of Scientific
                    Atlanta, Inc., SAIC Corporation, and TBG Holdings, NV.

Jean-Louis Gassee   Mr. Gassee is the Chairman of the Board and Chief Executive          56      1993
                    Officer of Be, Inc., a personal computing technology company that he founded in October 1990. Prior to founding Be, Inc., Mr. Gassee was President of the Products Division at Apple Computer Inc.
                    where he held various executive positions in Europe and the United
                    States from 1980 to 1990. Mr. Gassee is also a director of
                    Electronics For Imaging, Inc., and Logitech, Inc.

Paul G. Yovovich    Mr. Yovovich has been a private investor since 1996, and a           46      1997
                    principal of Lake Capital, a private investment firm, since
                    January 2000. Mr. Yovovich had been a director of U.S. Robotics
                    Corporation from 1991 until USR merged with and into 3Com in June
                    1997. Mr. Yovovich served as President of Advance Ross
                    Corporation, an international financial services company, from
                    1993 to 1996. Mr. Yovovich also serves as a director of Focal
                    Communications Corporation, Lante Corporation, APAC Customer
                    Services, Inc., and American Media Operations, Inc.

William F. Zuendt   Mr. Zuendt retired from his position as President and Chief          53      1988
                    Operating Officer of Wells Fargo & Company, a diversified
                    financial services company, and Wells Fargo Bank in July 1997. Mr.
                    Zuendt joined Wells Fargo in 1973 and became President and Chief
                    Operating Officer in 1994. Mr. Zuendt is also a director of Advent
                    Software, Inc., Be, Inc., and Blue Martini Software, Inc.

Board and Committee Meetings

     During the fiscal year ended June 2, 2000 our Board of Directors held 12 meetings, including six regular meetings and six special meetings. We currently have an audit committee and a compensation committee. We do not have a nominating committee or a committee performing the functions of a nominating committee.

     During fiscal 2000, our audit committee met four times. The audit committee makes recommendations to the Board of Directors regarding engagement of our independent public accountants, approves services rendered by such accountants, reviews the activities and recommendations of our internal audit department, and reviews and evaluates our accounting systems, financial controls and financial personnel. Messrs. Cowie, Dorman and Zuendt constitute the audit committee.

     During fiscal 2000, our compensation committee met eight times. Eric A. Benhamou, Chief Executive Officer and Chairman of the Board, often attends meetings of the compensation committee but is not a member of the Committee and is not entitled to vote. The compensation committee reviews salaries and other compensation arrangements for 3Com officers and other key employees, reviews the administration of our stock option and stock purchase plans, and advises the Board of Directors on general aspects of our compensation and benefit policies. Messrs. Kantz and Yovovich constitute the compensation committee. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

     All directors have attended more than 75% of the total number of meetings of the Board of Directors and committees on which they served.

                       EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

     The following table sets forth information concerning the compensation of
(i) 3Com's Chief Executive Officer, (ii) the four other most highly compensated executive officers of 3Com (based on salary plus bonus for fiscal 2000) who were serving as such at the end of fiscal 2000, and (iii) one former executive officer who was not serving at fiscal year end:

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                                                     Compensation
                                                   Annual Compensation                  Awards
                                            ---------------------------------   -------------------------
                                                                     Other      Restricted     Securities
                                                                    Annual         Stock       Underlying        Other
           Name and               Fiscal    Salary     Bonus     Compensation     Awards         Options     Compensation
      Principal Position           Year       ($)       ($)           ($)           ($)          (#) (1)        ($) (2)
-----------------------------     ------    ------     ------    ------------   ----------     ----------    ------------
Eric A. Benhamou                   2000    $750,000   $275,316         --           --          1,487,970       $10,500
Chief Executive Officer and        1999     750,000      --            --           --          1,319,822        10,000
   Chairman of the Board           1998     742,500     75,008         --           --            564,759         5,000

Bruce L. Claflin                   2000     650,000    212,095         --           --          1,137,482        16,648
President and Chief                1999     528,127      --        320,559 (4)      --          3,716,790         3,033
   Operating Officer (3)

Ralph B. Godfrey (5)               2000     425,000     69,339         --           --            248,035        10,500
Senior Vice President,             1999     443,750      --            --           --            408,726        10,000
   E-Commerce                      1998     350,000     28,593         --           --            569,586         4,303

Edgar Masri                        2000     400,000     85,400         --           --            407,277        18,930
Senior Vice President,             1999     355,917      --            --           --            467,109         9,438
   Business Development            1998     245,334     18,588         --        150,937 (6)      452,773           782

Christopher B. Paisley (7)         2000     400,000     97,890         --           --            419,949        13,912
Former Senior Vice President,      1999     392,308      --            --        420,937 (8)      537,414         7,421
   Finance and                     1998     385,000     27,268         --           --            337,890         1,000
   Chief Financial Officer

Janice Roberts (9)                 2000     400,000     81,575         --           --            323,094        13,263
Former Senior Vice President,      1999     400,000      --            --        420,937 (10)     549,482         9,137
   Business Development            1998     383,333     26,666         --           --            337,890         3,765

----------
(1) The number of shares underlying options granted are shown on a post-Palm Distribution Adjustment (defined hereafter) basis. On July 27, 2000, 3Com completed the distribution of Palm, Inc. common stock held by 3Com to 3Com stockholders (the "Palm Distribution"). As a result of the distribution, the number of shares of 3Com common stock subject to an option grant were adjusted by multiplying the pre-Palm Distribution number by 4.827 and the exercise price per share was adjusted by dividing the pre-Palm Distribution exercise price by 4.827 (the "Palm Distribution Adjustment").
(2) Represents the value of 3Com's matching contribution under 3Com's 401(k) plan. 3Com matches 50% of each dollar contributed by the employee up to a maximum of 6% of target income.
(3) In August 1998, Bruce Claflin began serving as President of 3Com, succeeding Mr. Benhamou, who continues to serve as Chairman of the Board and Chief Executive Officer.
(4) Includes $294,632 which represents the loss realized by 3Com on the sale of Mr. Claflin's house in connection with his relocation.
(5) Mr. Godfrey served as Senior Vice President, e-Commerce until August 1, 2000. Mr. Godfrey continues to be employed by 3Com in the role of an executive advisor with a salary of $20,000 per annum.

(6) Represents the value of 3,000 shares of restricted stock received by Mr. Masri on October 20, 1997 at a closing price that day of $50.3125. The restricted stock vests in equal annual increments over a four year period provided the optionee continues to be employed by us. As of June 2, 2000 the value of the remaining unvested restricted stock was $70,688 based upon a closing price of $47.125 per share.
(7) Mr. Paisley served as Senior Vice President, Finance and Chief Financial Officer until May 1, 2000. Mr. Paisley continues to be employed by 3Com and beginning August 1, 2000, he serves in the role of an executive advisor with a salary of $20,000 per annum.
(8) Represents the value of 15,000 shares of restricted stock received by Mr. Paisley on July 22, 1998 at a closing price that day of $28.0625. The restricted stock vests in equal annual increments over a four year period provided the optionee continues to be employed by us. As of June 2, 2000 the value of the remaining unvested restricted stock was $530,156 based upon a closing price of $47.125 per share.
(9) Ms. Roberts served as Senior Vice President, Business Development and President 3Com Ventures until June 2, 2000. As of August 1, 2000, she was no longer an employee of 3Com but, at the request of and on behalf of 3Com, she continues to represent us as a director of several companies in which 3Com has an investment.
(10) Represents the value of 15,000 shares of restricted stock received by Ms. Roberts on July 22, 1998 at a closing price that day of $28.0625. The restricted stock vests in equal annual increments over a four year period provided the optionee continues to be employed by us. As of June 2, 2000 the value of the remaining unvested restricted stock was $530,156 based upon a closing price of $47.125 per share.

     The following table provides information concerning grants of options to purchase our common stock made during fiscal 2000 to the executive officers listed in the Summary Compensation Table:

                          OPTION GRANTS IN FISCAL 2000

                               Individual Grants
---------------------------------------------------------------------------------
                                          % of Total
                              Number of     Options                                    Potential Realizable Value at
                             Securities   Granted to                                      Assumed Annual Rates of
                             Underlying    Employees     Exercise                       Stock Price Appreciation for
                               Options     in Fiscal     Price Per                             Option Term (4)
                             Granted(#)      Year          Share       Expiration      -----------------------------
       Name                    (1) (2)       2000      ($/sh) (2)(3)      Date             5% ($)          10% ($)
--------------------         ----------   ----------   -------------   ----------      ------------      -----------
Eric A. Benhamou              1,013,670      1.03         $5.5417        7/21/09        $ 3,532,816      $ 8,952,848
                                 99,243        *           5.2180        6/14/09            325,676          825,328
                                263,554        *           5.9820        9/13/09            991,500        2,512,655
                                111,503        *           8.9212       12/10/09            625,589        1,585,365

Bruce L. Claflin                772,320        *           5.5417        7/21/09          2,691,669        6,821,218
                                 79,404        *           5.2180        6/14/09            260,573          660,342
                                200,803        *           5.9820        9/13/09            755,428        1,914,403
                                 84,955        *           8.9212       12/10/09            476,639        1,207,897

Ralph B. Godfrey                 29,493        *           5.2180        6/14/09             96,784          245,270
                                156,877        *           5.5417        7/21/09            546,745        1,385,560
                                 40,788        *           5.9820        9/13/09            153,446          388,863
                                 20,877        *           8.9212       12/10/09            117,129          296,827

Edgar Masri                     277,552        *           5.5417        7/21/09            967,319        2,451,375
                                 36,202        *           5.2180        6/14/09            118,802          301,068
                                 72,164        *           5.9820        9/13/09            271,482          687,989
                                 21,359        *           8.9212       12/10/09            119,837          303,690

Christopher B. Paisley          277,552        *           5.5417        7/21/09            967,319        2,451,375
                                 39,702        *           5.2180        6/14/09            130,286          330,171
                                 72,164        *           5.9820        9/13/09            271,482          687,989
                                 30,531        *           8.9212       12/10/09            171,292          434,088

Janice Roberts                   39,702        *           5.5417        6/14/09            130,286          330,171
                                205,147        *           5.2180        7/21/09            714,975        1,811,886
                                 53,338        *           5.9820        9/13/09            200,661          508,513
                                 24,907        *           8.9212       12/10/09            139,742          354,134

----------
* Less than 1%

(1) All of the above options are subject to the terms of our 1983 Stock Option Plan (the "1983 Option Plan") and are exercisable only as they vest. The options granted to each executive officer vest and become exercisable in equal annual increments over a four (4) year period provided the optionee continues to be employed by us. The options have a term of 10 years from the date of grant.
(2) The number of shares underlying options and the exercise price per share are shown on a post-Palm Distribution Adjustment basis.
(3) All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant.

(4) Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules, and do not represent our estimate of future stock prices. No gain to an optionee is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the option holders' continued employment through the vesting period.

The following table provides the specified information concerning option exercises during fiscal 2000 and the exercisable and unexercisable options held as of June 2, 2000, by the executive officers listed in the Summary Compensation
Table:

                      AGGREGATED OPTION EXERCISES IN FISCAL
                     2000 AND FISCAL YEAR-END OPTION VALUES

                                                          Number of Securities Underlying       Value of Unexercised
                                                                    Unexercised                     In-the-Money
                         Shares Acquired                     Options at 6/2/00 (#) (1)        Options at 6/2/00 (2) ($)
                               on             Value       -------------------------------   -----------------------------
       Name               Exercise (#)     Realized ($)   Exercisable       Unexercisable      Exercisable     Unexercisable
----------------------   ---------------   ------------   -----------       -------------      -----------     -------------
Eric A. Benhamou            226,948          $7,738,148   1,231,807            528,078         $29,437,778       $9,007,122
Bruce L. Claflin             20,469             351,753     172,032            813,149           3,037,770       14,777,449
Ralph B. Godfrey               --                --         163,319            160,765           3,120,094        3,064,437
Edgar Masri                    --                --         125,935            154,619           2,835,341        2,851,494
Christopher B. Paisley      135,000           5,057,626     764,354            188,001          21,876,660        2,957,217
Janice Roberts              273,000          11,745,288     246,895            169,811           2,767,262        2,591,504

----------
(1) The number of shares are shown on a pre-Palm Distribution Adjustment basis.
(2) Based on a fair market value of $47.125 per share as of June 2, 2000, the closing sale price of our common stock on that date as reported by the Nasdaq National Market.

Employment, Severance and Change-of-Control Arrangements

      It is 3Com's practice to enter into Management Retention Agreements with its senior executive officers. Under the terms of these agreements, if, within 24 months of a Change of Control (as defined below), such officer is involuntarily terminated other than for cause or voluntarily terminates his or her employment for good reason, he or she will receive: (i) a lump-sum payment equal to 100% of annual base salary and target bonus, based on reaching 100% of the target (for the Chief Executive Officer and Chief Operating Officer, the payment is equal to 200% of annual base salary and target bonus); (ii) continued coverage of employee benefits until the earlier of two years from the date of termination or he or she receives comparable benefits from another employer;
(iii) a bonus payment equal to the pro-rata share of target bonus; and (iv) the acceleration in full of stock options. If such officer's employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under 3Com's then existing severance or benefit plans or pursuant to any other written agreement. For the Chief Executive Officer and Chief Operating Officer, if the benefits provided under the agreement constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such officers shall receive (i) a payment sufficient to pay such excise tax and (ii) an additional payment sufficient to pay the taxes arising as a result of such tax.

     As defined in the Management Retention Agreements, a "Change of Control" means: (i) the acquisition by any person of 50% or more of the total voting power of our then outstanding securities; (ii) the consummation of the sale or disposition of all or substantially all of our assets; (iii) the consummation of a merger or consolidation of 3Com where the outstanding securities immediately prior thereto no longer represent at least 50% of the voting power immediately after such merger or consolidation; (iv) a change in the composition of the Board of Directors during any two consecutive years, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office not in connection with a transaction described in (i) through (iii) above; or (v) for persons primarily associated with a business unit, the sale or disposition to third parties of all or substantially all of any of the Carrier Systems, Commercial and Consumer Networks, Palm or comparable business unit other than such a merger or disposition to a person or persons who beneficially own at least 50% of the combined voting power of our outstanding securities at the time of such sale. Options granted under the 1994 Option Plan contain provisions pursuant to which outstanding options must either become fully vested and immediately exercisable prior to a "transfer of control" transaction or must be assumed in the transaction, and all unexercised options terminate to the extent they are not assumed upon such "transfer of control" as defined under the 1994 Option Plan. For purposes of the 1994 Option Plan, a transfer of control is a change in ownership in which our stockholders immediately prior to the ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in our voting stock after the ownership change.

     Additionally, we also have an employment agreement with Mr. Claflin for a two-year term that expires on August 21, 2000. Under such agreement, Mr. Claflin is entitled to guaranteed continuation of salary and stock option vesting for the two-year term of the agreement if he is involuntarily terminated without cause.

     Options granted under the 1983 Option Plan and the 1994 Option Plan have their vesting accelerated as to 50% of the unvested shares subject thereto if an executive or employee optionee is terminated without cause within 12 months after a "transfer of control" transaction.

     Options granted under the 3Com Corporation Director Stock Option Plan (the "Director Plan") contain provisions pursuant to which all outstanding options granted under the Director Plan will become fully vested and immediately exercisable upon a merger or acquisition of 3Com where 3Com is not the survivor or upon the sale of substantially all of the assets of 3Com.

Compensation of Directors

     Members of the Board who are not 3Com employees received an annual retainer during fiscal 2000 as follows: lead director of the Board: $30,000; audit committee members: $25,000 each; compensation committee members: $25,000 each; other directors: $20,000 each; plus reimbursement of travel expenses for members of the Board who reside outside of the local area.

     Outside directors receive options to purchase common stock pursuant to the Director Plan. The Director Plan provides for the initial automatic grant of an option to purchase shares of our common stock to each director of 3Com who is not a 3Com employee ("Outside Director"), with a maximum of 60,000 shares to be subject to each such option (or 80,000 shares for the "lead" director). In addition, each Outside Director is automatically granted an option to purchase shares of our common stock upon becoming a member of the audit or compensation committee, with a maximum of 24,000 shares to be subject to each such option. The actual number of shares to be subject to the options granted for Board of Directors and committee service is established by the administrator of the Director Plan. All options have a five-year term, are immediately exercisable (subject to 3Com's right to repurchase any unvested shares) as long as the option holder continues to serve on the Board or a committee. An additional option to purchase the number of shares of our common stock then established by the committee is automatically granted to each Outside Director following the vesting in full of the option previously received. During fiscal 2000, options were granted under the Director Plan for the following number of shares and at the per share exercise prices shown: Mr. Cowie: 168,945 shares at $5.5417 per share; Mr. Dorman: 144,810 shares at $5.5417 per share; Mr. Yovovich: 168,945 shares at $5.5417 per share; Mr. Gassee: 144,810 shares at $5.4640 per share; Mr. Zuendt: 193,080 shares at $5.4640 per share, and 24,135 shares at $14.1004 per share; Mr. Cowell: 144,810 shares at $9.1801 per share; and Mr. Kantz:
144,810 shares at $9.1801 per share, and 24,135 shares at $14.1004 per share. The foregoing number of shares subject to options and per share exercise price are shown on a post-Palm Distribution Adjustment basis.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish 3Com with copies of all Section 16(a) forms filed by such persons.

     Based on our review of such forms furnished to us and written representations from certain reporting persons, we believe that, except as described below, all filing requirements applicable to our executive officers, directors and more than 10% Stockholders were complied with in a timely manner during fiscal 2000. With respect to Form 3's, Janet L. Soderstrom and Dennis Connors each failed to file their Form 3's on a timely basis. With respect to Form 4's, Irfan Ali filed one report late relating to a restricted stock award transaction; William F. Zuendt filed one report late relating to a cash transaction; Steve Rowley filed one report late relating to six same-day-sale transactions; Janice Roberts filed one report late relating to five same-day-sale transactions; Edgar Masri filed one report late relating to an open market sale; Alan J. Kessler filed one report late relating to two same-day-sale transactions; Richard Joyce filed one report late relating to two same-day-sale transactions; Randy Heffner filed one report late relating to three same-day-sale transactions; and John H. Hart filed one report late relating to two same-day-sale transactions.

                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Summary of Compensation Policies for Executive Officers

     In the current business environment, 3Com continues to face intense competition for executives who can meet the unique challenges and opportunities of the networking industry. Additionally, 3Com is making fundamental changes to its business and therefore faces unique challenges associated with the strategic refocusing and transformation of the company, which is currently underway. Many of 3Com's executives have other highly attractive and less risky alternatives. With attention focused on our strategy to successfully complete the 3Com business transition, our compensation program's goals are to:

     o Attract, retain and motivate highly-qualified executive officers who can provide operational and strategic excellence that will produce on-going success and transformation of the company;

     o Align compensation for the executive officers with 3Com's business objectives and performance; and

     o Align incentives for executive officers with the interests of stockholders to maximize revenue growth and stockholder value.

     In designing executive compensation for fiscal 2001, we retained an outside consultant to perform a comprehensive assessment of compensation for our Chief Executive Officer and other executive officers. The services rendered by the consultant to the compensation committee included surveying competitors' and broader high-technology market practices, assessing the mix of compensation components relative to competitive practices, evaluating the linkage between pay and performance, and recommending compensation strategies.

     We emphasize performance-based compensation that is competitive with the marketplace, and the importance of clearly communicating performance objectives. We annually review our compensation practices by comparing them to surveys of other companies against which we compete in business or for talent, and other companies of comparable size and complexity. The committee also examines emerging trends and practices in the overall high technology market place. We then set objective compensation parameters based on this review.

     Our compensation program for all employees includes both cash and equity-based elements. Because it is most directly linked to our stockholders' interests, equity-based compensation is emphasized in our compensation programs. Consistent with competitive practices, we also use a cash bonus plan based on achievement of financial performance and key operational objectives. In fiscal 2000, 3Com executives participated in a short-term cash bonus incentive targeted at market median levels.

Cash Compensation

     Salary. We set a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a broad peer group, including competing companies similar in size and companies against which we compete in business or for talent. Of the 20 companies in this peer group, 16 are included in the S&P Technology Sector Index used in our performance graph. Base pay is targeted between the midpoint and the 60th percentile of market on the basis of external salary data from independent surveys. We set individual salaries for each executive officer relative to this range based on sustained individual performance, contribution to our results and internal comparison of duties and responsibilities.

     Cash Bonus. In order to help recruit, retain and motivate executives with market-competitive incentives in the current business environment, in fiscal 2000, we provided a cash bonus program for executives, based on performance, which was targeted at market median levels. In fiscal 2001, we will employ similar performance measures for quarterly cash bonus opportunities. In addition, there will be a one-time opportunity for executives to earn a bonus accelerator upon achieving targets associated with transformation of 3Com's performance and exceeding operating plan targets and industry growth rates.

Equity-Based Compensation

     Executive equity grants are determined using the Black-Scholes option pricing model to estimate value of 3Com stock option grants against a Black-Scholes valuation of grants by our peer group competitors. Options granted to executive officers are subject to vesting over time. Initial or "new-hire" options are typically granted to executive officers when they first join 3Com. All options that we grant are issued with an exercise price at the then-current fair market value and thus become valuable and exercisable only if the executive officer continues to serve at 3Com and the price of our stock subsequently increases.

     During fiscal 2000, one-half of the target grants for this program were awarded at the beginning of the fiscal year. The balance of the option grants were earned and awarded on the basis of achieving revenue and earnings per share targets for each quarter during the fiscal year. In fiscal 2000, executive bonus option grants were awarded for the first, second and fourth quarters.

     For fiscal 2001, the annual grant was made at the beginning of the fiscal year in order to maximize alignment of executives with increasing shareholder value and to bring our annual grant practice more in line with competitive practices.

CEO Compensation

     The Chief Executive Officer's salary and performance stock option grants follow the policies set forth above. Mr. Benhamou's base annual salary for fiscal 2000 was $750,000, unchanged from fiscal 1999. For fiscal 2001, Mr. Benhamou's base salary will continue to be $750,000, and any cash bonus compensation in fiscal 2001 will be based upon achieving performance objectives as set forth in the executive cash bonus plan. For fiscal 2001, Mr. Benhamou's target annual incentive will be consistent with market cash incentives. Mr. Benhamou's compensation package was designed to be strongly aligned with the interests of stockholders by making his cash incentives directly tied to achieving specific targets and by granting stock options which become valuable and exercisable only if he continues to serve at 3Com and the price of our stock subsequently rises.

Tax Deductibility

     3Com is subject to Section 162(m) of the Internal Revenue Code, which imposes a limitation on the deductibility of nonperformance based compensation in excess of $1 million paid to Named Executive Officers. 3Com believes that compensation resulting from the exercise of stock options granted by 3Com is deductible as performance based compensation. 3Com intends to comply with the provisions of Section 162(m) so as to preserve the related federal income tax deductions, although individual exceptions may occur. 3Com, however, has not sought to qualify its cash bonus plan for executives under Section 162(m) as deductible compensation.

                                               THE COMPENSATION COMMITTEE OF THE
                                               BOARD OF DIRECTORS


                                               Philip C. Kantz
                                               Paul G. Yovovich

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the cumulative total return on our common stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Technology Sector Index(1) for the period commencing on May 31, 1995 and ending on June 2, 2000 (fiscal year end)(2).

                               [GRAPHIC OMITTED]

                        DATA POINTS FOR PERFORMANCE GRAPH

                                       May 31,                              May 28        June 2
                 ------------------------------------------------          --------      --------
                 1995           1996          1997           1998            1999          2000
                 ----           ----          ----           ----            ----          ----
3Com(3)           100            154           152             79              85           131
S&P 500           100            128           166            217             263           290
S&P Technology    100            132           193            240             389           565
 Sector

----------

(1) The S&P Technology Sector Index was previously called the S&P High Tech Composite Index.
(2) Assumes that $100.00 was invested on May 31, 1995 in our common stock and each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. On August 4, 1995, we effected a 2-for-1 stock split (payable in the form of a 100% stock dividend) on each outstanding share. Our cumulative total return for the fiscal years prior to the stock split have been adjusted to take into account the stock splits. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.
(3) On July 27, 2000, the date of the Palm Distribution, the closing stock price for 3Com's common stock was $64.5625, which would be equivalent to a total cumulative return of $201.76 on that date, assuming $100.00 investment in 3Com's common stock on May 31, 1995.

              PROPOSAL TO APPROVE AN INCREASE IN THE SHARE RESERVE
          UNDER THE 3COM CORPORATION 1984 EMPLOYEE STOCK PURCHASE PLAN
                               BY 9,200,000 SHARES

     The Board of Directors has approved an increase in the number of shares of 3Com's common stock reserved under the 1984 Employee Stock Purchase Plan (the "1984 Purchase Plan") by 9,200,000 shares, and the stockholders are being asked to approve the same increase at the Annual Meeting. As of June 2, 2000, 2,740,960 shares of 3Com's common stock (excluding the 9,200,000 shares now proposed for stockholder approval) were available for future purchases under the 1984 Purchase Plan. The Board believes that the adoption of this proposal is in the best interests of 3Com for the reasons discussed below.

     3Com seeks to attract, motivate and retain talented and enterprising employees by rewarding performance and encouraging behavior that will improve our profitability. We believe that the 1984 Purchase Plan plays an important role in achieving these objectives by encouraging broad employee stock ownership. Stock purchase plans are found to be a prevalent practice among high technology companies. We believe that equity-based incentive programs for all our employees help ensure a tight link between the interests of the stockholders and the interests of our employees, and enhance our ability to continue recruiting and retaining top talent. Management believes that the continued operation of the 1984 Purchase Plan necessitates an increase in the share reserve under the 1984 Purchase Plan.

Summary of Provisions of the 1984 Purchase Plan

     The summary of the 1984 Purchase Plan included in this Proxy Statement is qualified in its entirety by the specific language of the 1984 Purchase Plan, as amended. Copies of the 1984 Purchase Plan are available to any stockholder upon request addressed to Mark D. Michael, Senior Vice President, General Counsel and Secretary, 3Com Corporation, 5400 Bayfront Plaza, Santa Clara, CA 95052-8145.

     Administration and Share Reserve. The 1984 Purchase Plan is administered by the Board of Directors or a committee of the Board. Since its inception ten years ago, a total of 22,000,000 shares of 3Com's common stock have been reserved for issuance under the 1984 Purchase Plan and 19,259,040 shares have been issued upon purchase as of June 2, 2000. This proposal seeks stockholder approval to increase the number of shares reserved for issuance under the 1984 Purchase Plan to 31,200,000 shares.

     Eligibility. Any employee of 3Com or any present or future subsidiary corporation of 3Com (including any officer or director who is also an employee) is eligible to participate in the 1984 Purchase Plan as long as the employee is customarily employed for at least 20 hours per week. No person who owns or holds options to purchase, or who as a result of participation in the 1984 Purchase Plan would own or hold options to purchase, 5% or more of 3Com's common stock is entitled to participate in the 1984 Purchase Plan. As of June 2, 2000, approximately 12,000 employees participated in the 1984 Purchase Plan. All employees are eligible to participate in the 1984 Purchase Plan.

     Participation in an Offering. Each offering of our common stock under the 1984 Purchase Plan is for a period of twenty-four months, with a new offering purchase period starting every six months. Offerings under the 1984 Purchase Plan commence on the first trading day in October and the first trading day of April of each year. Participation in the 1984 Purchase Plan is limited to eligible employees who authorize payroll deductions pursuant to the 1984 Purchase Plan. At present, such payroll deductions may not exceed 10% of base pay. Once an employee becomes a participant in the 1984 Purchase Plan, the employee will automatically participate in each successive Offering until such time as the employee withdraws from the 1984 Purchase Plan or the employee's employment terminates.

     Purchase Price. The purchase price per share at which the shares of our common stock are sold under the 1984 Purchase Plan generally will be equal to 85% of the lesser of the fair market value of the common stock on (a) the first day of the applicable Offering period or (b) the last day of a six month purchase period. The closing price of 3Com's common stock as reported on the Nasdaq National Market was $17.3125 per share on August 9, 2000.

     Shares Purchased. The number of shares of 3Com's common stock a participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the participant's compensation by the purchase price per share. Participants may not purchase shares of 3Com's common stock having a fair market value exceeding $25,000 in any calendar year. For this purpose, the fair market value of 3Com's common stock purchased in a given Offering is determined as of the first day of that Offering. Furthermore, a participant may not purchase more than 4,000 shares in a single Offering, although this limit may be adjusted by the Board of Directors from time to time to reflect fluctuations in the fair market value of 3Com's common stock to the extent permitted by law. Any cash not applied to the purchase of shares is returned to the participant except for cash insufficient to purchase a single share of 3Com's common stock at the end of the Offering.

     Withdrawal. A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings.

     Amendment or Termination. The Board of Directors may at any time amend or terminate the 1984 Purchase Plan, except that approval of 3Com's stockholders within twelve months of the adoption of such amendment is required to increase the number of shares authorized for issuance under the 1984 Purchase Plan or to change the designation of corporations whose employees may purchase shares of 3Com's common stock under the 1984 Purchase Plan. The 1984 Purchase Plan will terminate when all of the shares reserved for issuance under the 1984 Purchase Plan have been issued or when earlier terminated by the Board of Directors.

Summary of United States Federal Income Tax Consequences of the 1984 Purchase
Plan

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1984 Purchase Plan, and does not attempt to describe all potential tax consequences. Tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation from the described rules is applicable. Participants should consult their own tax advisors prior to the disposition of any shares of common stock acquired pursuant to the 1984 Purchase Plan.

     If a participant disposes of shares purchased under the 1984 Purchase Plan within two years from the first day of the Offering or within one year from the date of purchase (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the date the stock was purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than twelve months, otherwise it will be short-term.

     If the participant disposes of shares more than two years after the date the underlying right to purchase shares was granted and more than one year after the date the stock was purchased, the participant will realize ordinary income in the year of disposition equal to the lesser of (a) the excess of the fair market value of the shares on the date of disposition over the purchase price or
(b) 15% of the fair market value of the shares on the first day of the Offering in which those shares were purchased. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

     If the participant still owns the shares at the time of death, the lesser of (a) the excess of the fair market value of the shares on the date of death over the purchase price or (b) 15% of the fair market value of the shares on the first day of the Offering in which those shares were purchased, will constitute ordinary income in the year of death.

     3Com will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as result of the disposition. In all other cases, no deduction is allowed to 3Com.

Vote Required and Board of Directors' Recommendation

     The affirmative vote of a majority of the Votes Cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required for approval of this proposal.

     The Board believes that the proposed amendment to the 1984 Purchase Plan is in the best interest of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE THE SHARE RESERVE UNDER THE 3COM CORPORATION 1984 EMPLOYEE STOCK PURCHASE PLAN BY 9,200,000 SHARES.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Deloitte & Touche LLP as our independent public accountants for the fiscal year ending June 1, 2001. Deloitte & Touche LLP has acted in this capacity since its appointment in fiscal 1980. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

Vote Required

     The affirmative vote of a majority of the Votes Cast is required for approval of this proposal. In the event ratification by the stockholders of the appointment of Deloitte & Touche LLP as our independent public accountants is not obtained, the Board of Directors will reconsider such appointment. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 1, 2001.

                              STOCKHOLDER PROPOSAL

     Occasionally, we receive suggestions from our stockholders. Some are received as formal stockholder proposals. All are given careful attention by 3Com and, in the past, management has adopted a number of suggestions made.

     3Com has received a stockholder proposal. The authors and proponents of the following stockholder resolution are John C. Harrington, P.O. Box 6108, Napa, California 94981, and Global Exchange, 2017 Mission Street, Suite 303, San Francisco, California 94110 (collectively, the "Proponents"). The Proponents have requested the Company to include the following proposal and supporting statement in its Proxy Statement for the Annual Meeting of Stockholders. Mr. Harrington beneficially owns 400 shares and Global Exchange beneficially owns 100 shares of 3Com's common stock. The stockholder proposal is quoted verbatim in italics, below.

     Management of 3Com disagrees strongly with the adoption of the resolution proposed below and asks stockholders to read through Management's response, which follows the stockholder proposal.

     Proponents' Proposal:

                    "US BUSINESS PRINCIPLES FOR HUMAN RIGHTS
                               OF WORKERS IN CHINA

     WHEREAS: our company's business practices in China respect human and labor rights of workers. The eleven principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization, the United Nations Covenants on Economic, Social and Cultural Rights, and Civil, and Political Rights. They have been signed by the Chinese government and China's national laws.

     (1) No goods or products produced within our company's facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

     (2) Our facilities and suppliers shall adhere to wages that meet workers' basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China's national labor laws.

     (3) Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

     (4) Our facilities and suppliers shall use production methods that do not negatively affect the worker's occupational safety and health.

     (5) Our facilities and suppliers shall prohibit any police or military presence designed to prevent workers from exercising their rights.

     (6) We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

     (7) Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity or region of origin.

     (8) Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

     (9) Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

     (10) Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China's national labor laws.

     (11) We will issue annual statements to the Human Rights for Workers in China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

     RESOLVED: Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People's Republic of China.

     SUPPORTING STATEMENT: As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles."

Management's Response

     The Board of Directors unanimously recommends a vote "against" the proposal for the following reasons:

o 3Com's operations in China are de minimis and are not significantly related to 3Com's business. During our fiscal year recently ended June 2, 2000, gross sales from our operations in China comprised approximately 1.6% of 3Com's gross sales. Although our accounting methods do not provide us with the exact percentage of 3Com's total assets that are committed to our operations in China, or the exact percentage of 3Com's net earnings from our operations in China, our operations in China primarily relate to sales and marketing activities. We believe that our China operations comprised substantially less than 5% of 3Com's total assets at June 2, 2000 and that net earnings from those operations comprised substantially less than 5% of 3Com's net earnings for the fiscal year ended June 2, 2000.

o 3Com's operations are global, and we conduct business all around the world. Recent developments in trade relations with China are expected to have an influence on the conditions under which American companies conduct business in China. We cite two related developments in particular. First, the United States government endorsed the admittance of China to the World Trade Organization this year. Second, the United States House of Representatives has passed legislation that confers upon China permanent normal trade relations status. This legislation is expected to pass in the United States Senate and subsequently to be signed into law. This legislation provides for the establishment of a specific agency to monitor the status of human rights in China.

     For the reasons stated above, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" approval of the stockholder proposal regarding U.S. Business Principles for Human Rights of Workers in China.

Vote Required and Board Recommendation

     Approval of the stockholder proposal set forth above requires the affirmative vote of a majority of the Votes Cast. Proxies received by us will be voted "AGAINST" the stockholder proposal unless a contrary vote is specified.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL DESCRIBED ABOVE.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders that are intended for inclusion in our proxy statement relating to the fiscal 2001 Annual Meeting of Stockholders must be received by us at our offices at 5400 Bayfront Plaza, Santa Clara, California 95052-8145, not later than April 30, 2001 and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals in order to be included in our proxy statement for that meeting.

     Stockholder proposals that are not intended to be included in our proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures set forth in our Bylaws, which are described below under "Transaction of Other Business."

     If a stockholder wishes to present a proposal at our annual meeting in the year 2001 and the proposal is not intended to be included in the proxy statement relating to that meeting, the stockholder must give us advance notice prior to June 30, 2001, which is the deadline determined in accordance with the Bylaws. If a stockholder gives notice of such a proposal after the bylaw deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

                          TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

     Any stockholder may present a matter from the floor for consideration at a meeting so long as certain procedures are followed. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to us, or mailed and received by us, not later than 90 days prior to the next Annual Meeting (under the assumption that the next Annual Meeting will occur on the same calendar day as the day of the most recent Annual Meeting). As to each proposed matter, the notice must include the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our stock that are beneficially owned by the stockholder; and (d) any material interest of the stockholder in such business. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

                                              By Order of the Board of Directors


                                              Mark D. Michael
                                              Secretary

August 28, 2000

                                3COM CORPORATION

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

      The undersigned hereby appoints Eric A. Benhamou and Mark D. Michael, and either of them, as proxyholders and attorneys-in-fact of the undersigned, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of 3Com Corporation, to be held at 5400 Bayfront Plaza, Building 5, Santa Clara, California 95052-8145 on Thursday, September 28, 2000 at 10:30 a.m., local time, and at any continuation or adjournment thereof, with all the powers that the undersigned would have if personally present at the meeting.

      The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated August 28, 2000, and a copy of 3Com's fiscal 2000 Annual Report to Stockholders. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filing this Proxy with the Secretary of 3Com, gives notice of such revocation.

      WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR EACH NOMINEE SET FORTH IN HEREIN, FOR THE INCREASE IN SHARES RESERVED UNDER THE 1984 EMPLOYEE STOCK PURCHASE PLAN, FOR THE RATIFICATION OF ACCOUNTANTS, AGAINST THE STOCKHOLDER PROPOSAL AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                          (PLEASE SIGN ON THE REVERSE)

|X|   Please mark votes as
      in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

      1.    ELECTION OF FIVE CLASS II DIRECTORS
            TO SERVE A TWO-YEAR TERM EXPIRING IN 2002

      Nominees:

            Eric Benhamou
            James E. Cowie
            Phillip Kantz
            James Long
            Jan Peters

                        FOR                 WITHHELD
                   all nominees             from all
                                            nominees
                        |_|                    |_|

|_|____________________________________________________
For all nominees except those written on the line above.

      2.    To approve an increase in the share      FOR     AGAINST     ABSTAIN
            reserve under the Company's 1984
            Employee Stock Purchase Plan by          |_|       |_|         |_|
            9,200,000 shares.

      3.    To ratify the appointment of Deloitte &  FOR     AGAINST     ABSTAIN
            Touche LLP as independent public
            accountants for the fiscal year ending   |_|       |_|         |_|
            June 1, 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE FOLLOWING:

      4.    To approve a stockholder proposal        FOR     AGAINST     ABSTAIN
            regarding US business practices for
            human rights of workers in China.        |_|       |_|         |_|

      5. With discretionary authority, upon such other matters as may properly come before the meeting.

                                   PLEASE COMPLETE, DATE AND SIGN THIS PROXY
                                   AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as
your name or names appear herein.  Signature:_________________   Date: _________
Corporate or partnership proxies
should be signed in full
corporate or partnership name by   Signature:_________________   Date: _________
an authorized person. Persons
signing in a fiduciary capacity
should indicate their full
title in such capacity.